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                               [KPMG Letterhead]


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
North Fork Bancorporation, Inc.:


We hereby consent to the incorporation by reference in Registration Statement (No. 333-94381) on Form S-8, of our report dated March 10, 2000, relating to the supplemental consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related supplemental consolidated statements of income, cash flows, changes in shareholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 1998, included in the current report on Form 8-K of North Fork Bancorporation, Inc. filed with the Securities and Exchange Commission on March 14, 2000.


                                             KPMG LLP




New York, New York
March 14, 2000